Exhibit 99.1

ProShares Announces ETF Share Splits

Nov. 4, 2025

BETHESDA, Md.—ProShares, a premier provider of ETFs, announced today forward and reverse share splits on 22 of its ETFs. The splits will not change the total value of a shareholder’s investment.

Forward Splits

ProShares will implement forward splits for eight ETFs at the following split ratios:

Ticker	ProShares ETF	Split Ratio
QLD	ProShares Ultra QQQ	2:1
SSO	ProShares Ultra S&P500	2:1
LTL	ProShares Ultra Communication Services	4:1
DDM	ProShares Ultra Dow30	2:1
UDOW	ProShares UltraPro Dow30	2:1
TQQQ	ProShares UltraPro QQQ	2:1
USD	ProShares Ultra Semiconductors	2:1
UPW	ProShares Ultra Utilities	4:1

All forward splits will apply to shareholders of record as of market close on November 18, 2025, payable after market close on November 19, 2025. All forward splits will be effective prior to market open on November 20, 2025, when the funds will begin trading at their post-split prices. The ticker symbols and CUSIP numbers for the funds will not change.

The forward splits will decrease the price per share of each fund, with a proportionate increase in the number of shares outstanding. For example, for a four-for-one split, every pre-split share will result in the receipt of four post-split shares, which will be priced at one-quarter the net asset value (“NAV”) of a pre-split share.

Illustration of a Forward Split

The following table shows the effect of a hypothetical four-for-one forward split.

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$120.00	$12,000.00
Post-Split	400	$30.00	$12,000.00

Reverse Splits

ProShares will implement reverse splits for 14 ETFs at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
GLL	ProShares UltraShort Gold	1:2	74347Y714	74347Y698
UVXY	ProShares Ultra VIX Short-Term Futures ETF	1:5	74347Y755	74347Y680
SQQQ	ProShares UltraPro Short QQQ	1:5	74347G192	74350P675

SDS	ProShares UltraShort S&P500	1:5	74347G416	74350P667
SPXU	ProShares UltraPro Short S&P500	1:4	74349Y845	74350P659
SRTY	ProShares UltraPro Short Russell2000	1:4	74347G390	74350P642
EEV	ProShares UltraShort MSCI Emerging Markets	1:2	74347B284	74350P634
YXI	ProShares Short FTSE China 50	1:2	74347X658	74350P626
BZQ	ProShares UltraShort MSCI Brazil Capped	1:2	74347G283	74350P618
SETH	ProShares Short Ether ETF	1:4	74349Y209	74350P592
SSG	ProShares UltraShort Semiconductors	1:4	74349Y779	74350P584
FXP	ProShares UltraShort FTSE China 50	1:2	74347B227	74350P576
REW	ProShares UltraShort Technology	1:2	74349Y852	74350P568
ETHD	ProShares UltraShort Ether ETF	1:10	74349Y795	74350P550

All reverse splits will be effective prior to market open on November 20, 2025, when the funds will begin trading at their post-split prices. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

The reverse splits will increase the price per share of each fund, with a proportionate decrease in the number of shares outstanding. For example, for a one-for-five reverse split, every five pre-split shares will result in the receipt of one post-split share, which will be priced five times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical one-for-five reverse split.

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	200	$50.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratios (for example, not a multiple of five for a one-for-five reverse split), the reverse splits will result in the creation of fractional shares. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006, offering one of the industry’s largest ETF lineups. Together with its mutual fund affiliate, ProFunds, the firm manages more than $100 billion in assets.1 The company is a leader in strategies such as dividend growth, high income, interest rate hedged bond, crypto-linked, and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

[1]	Includes ETF and Mutual Funds assets as of October 27, 2025.

MEDIA CONTACT

Tucker Hewes

212-207-9451

tucker@hewescomm.com

INVESTOR CONTACT

ProShares

866-776-5125

Some ProShares ETFs seek daily investment results that correspond, before fees and expenses, to a multiple (e.g., 2x or -2x) of the daily performance of its underlying benchmark (the “Daily Target”). While the Funds have a daily investment objective, you may hold a Fund’s shares for longer than one day if you believe it is consistent with your goals and risk tolerance. For any holding period other than a day, your return may be higher or lower than the Daily Target. These differences may be significant. Smaller index gains/losses and higher index volatility contribute to returns worse than the Daily Target. Larger index gains/losses and lower index volatility contribute to returns better than the Daily Target. The more extreme these factors are, the more they occur together, and the longer your holding period while these factors apply, the more your return will tend to deviate. Investors should consider periodically monitoring their geared fund investments in light of their goals and risk tolerance.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes, and may be less liquid than stocks of larger companies. Please see prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Separate ProShares Trust II prospectuses are available for Volatility, Commodity, and Currency ProShares.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.